                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          IRVINE SENSORS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check the box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          IRVINE SENSORS CORPORATION

                        3001 Redhill Avenue, Building 4
                         Costa Mesa, California 92626


                                                               September 4, 2001

To the Stockholders of Irvine Sensors Corporation:

     A Special Meeting of Stockholders of Irvine Sensors Corporation (the "Company") will be held at the Country Inn & Suites by Ayres, 325 Bristol Street, Costa Mesa, California, on Monday, September 24, 2001, at 2:00 p.m., California time. You are cordially invited to attend.

     The Notice of Special Meeting and a Proxy Statement, which describe the business to be conducted at the Special Meeting, follow this letter. As a stockholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy enclosed herewith. This will ensure the voting of your shares if you do not attend the Special Meeting.

     At the Special Meeting we will be asking the stockholders of the Company to approve an amendment to the Certificate of Incorporation to effect a 1-for-20 Reverse Stock Split of the outstanding Common Stock. This action is being proposed primarily to assist in increasing the stock price so that Nasdaq will not delist the Common Stock. That, and the other reasons for proposing the Reverse Stock Split, are discussed in the Proxy Statement. The Board of Directors and management believe that this action is in the best interests of the Company and its stockholders. The proposal requires the affirmative vote of a majority of stockholders entitled to vote, not just voting. Accordingly, if you abstain from voting, that will have the same effect as a negative vote. We urge you to express your views on this important issue.

     Your vote is important regardless of the number of shares of the Company's Stock you own, and all stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, please mark, sign, date and mail the enclosed proxy promptly in the return envelope provided, which requires no postage if mailed in the united states. The giving of a proxy will not affect your right to vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.


                                                  Sincerely yours,



                                                  Mel R. Brashears
                                                  Chairman of the Board

                          IRVINE SENSORS CORPORATION

        Notice of Special Meeting of Stockholders - September 24, 2001

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Irvine Sensors Corporation, a Delaware corporation (the "Company"), will be held on Monday, September 24, 2001 at 2 p.m., California time, at the Country Inn & Suites by Ayres, 325 Bristol Street, Costa Mesa, California for the following purposes:

     1. To amend the Company's Certificate of Incorporation to effect a Reverse Stock Split of 1-for-20.

     2. To transact such other business as may properly come before the Meeting or any postponement(s) or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 3, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting in person, in order to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. The absence of a proxy from you or your nominee will have the effect of a negative vote with respect to Proposal No. 1. A timely return of your proxy will facilitate the proper tabulation of your position. Any stockholder attending the Special Meeting may vote in person even if he or she returned a proxy.

                                        By Order of the Board of Directors



                                        _____________________________________
                                        John J. Stuart, Jr.
                                        Secretary

Costa Mesa, California
September 4, 2001

                          IRVINE SENSORS CORPORATION

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

                        SOLICITATION AND VOTING RIGHTS

General

     The enclosed proxy is solicited by and on behalf of Irvine Sensors Corporation (the "Company") for use at the Special Meeting of Stockholders to be held on Monday, September 24, 2001 at 2 p.m., California time, or at any postponements or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Country Inn & Suites by Ayres, 325 Bristol Street, Costa Mesa, California. All expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegram or personal call. These proxy solicitation materials were mailed on or about September 4, 2001 to all stockholders entitled to vote at the Special Meeting.

     The Company's principal executive offices are located at 3001 Redhill Avenue, Building 4, Costa Mesa, California 92626 and its telephone number is
(714) 549-8211.

Voting of Securities

     Irvine Sensors Corporation is a corporation existing and organized under the laws of the State of Delaware. The Company's Board of Directors has fixed the close of business on August 3, 2001 as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. The Company has authorized two classes of voting securities: Common Stock (80,000,000 shares authorized) and Preferred Stock (500,000 shares authorized). As of the Record Date, there are 58,840,364 shares of Common Stock outstanding, 4,346 shares of Series B Preferred Stock outstanding, and 2,249 shares of Series C Preferred Stock outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (the Preferred Stock being counted on the basis of its per share voting entitlement) entitled to vote at the Special Meeting will constitute a quorum for the purpose of transacting business at the Special Meeting.

     On matters that may come before the Special Meeting, each stockholder is entitled to one vote for each share of Common Stock and that number of shares of Common Stock into which the Series B Preferred Stock and Series C Preferred Stock, as the case may be, are currently convertible. The Series B and C Preferred convert into 50 shares of Common Stock for each share of Preferred. As a class, the Preferred Stock is entitled to 329,750 votes on each matter to come before the Special Meeting; however, in all matters to come before the Special Meeting, the Common Stock and the Series B and C Preferred Stock will vote together as a single class. Abstentions and broker-non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and therefore will have the effect of a negative vote. Broker-non-votes are not counted for purposes of determining whether a proposal has been approved.

     All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker "non-votes."

Revocability of Proxies

     At the Special Meeting, valid proxies will be voted as specified by the stockholder. Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred in the proxy and may do so by taking any of the following actions: (i) delivering written notice to the Secretary of the Company, (ii) delivering to the Secretary of the Company a duly executed proxy bearing a later date or (iii) personally attending the Special Meeting and revoking the proxy. A stockholder's attendance at the Special Meeting will not revoke the stockholder's proxy unless the stockholder affirmatively indicates at the Special Meeting the intention to vote the stockholder's shares in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and he wishes to vote in person at the Special Meeting, he must obtain from the record holder a proxy issued in his name.

                                PROPOSAL NO. 1

                  TO APPROVE AN AMENDMENT TO THE CERTIFICATE
         OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY'S
                      OUTSTANDING SHARES OF COMMON STOCK
                           IN THE BOARD'S DISCRETION

General

     The Board has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to Article IV of the Company's Certificate of Incorporation effecting a 1-for-20 reverse split of its outstanding shares of common stock (the "Reverse Stock Split").

     The form of the proposed amendment to effect the Reverse Stock Split is attached hereto as Appendix A (the "Certificate of Amendment"). The Certificate of Amendment will effect the Reverse Stock Split of the issued and outstanding shares of the Company's common stock, but will not change the number of authorized shares of common stock or preferred stock or the par value of the Company's common stock or preferred stock.

Purpose

     The Board is seeking stockholder approval for the Reverse Stock Split for the following reasons:

     . The Board believes the Reverse Stock Split is the most effective means to avoid a delisting of the Company's common stock from the Nasdaq SmallCap Market ("Nasdaq") due to its price;

     . As a collateral benefit, by reducing the outstanding shares by a factor of 20 while not proportionately reducing the number of authorized shares, the Company will have available sufficient authorized and unreserved shares to facilitate a previously-announced proposed financing, the definitive terms and documents for which are not yet finalized, and which remain subject to due diligence and other conditions, as well as stockholder and board approval if and once final terms have been agreed upon, or any alternative financing of that scale approved by stockholders;

     . The Board believes a higher stock price may help generate investor interest in the Company's common stock and help the Company attract and retain employees and other service providers; and

     . The Board may consider seeking listing approval to move to the Nasdaq National Market or the American Stock Exchange in the foreseeable future, and in order to qualify for initial listing on the National Market or AMEX, a company must demonstrate that its stock price is at least $5 per share for National Market and $3 per share for AMEX.

     Nasdaq SmallCap Listing. The Company's common stock is quoted on Nasdaq under the symbol "IRSN." On July 12, 2001, the Company received notice from the Nasdaq Stock Market that its common stock had failed to maintain Nasdaq's minimum closing bid price requirement of $1 and that it was being given 90 days to demonstrate compliance with this requirement or to face delisting of the common stock from the Nasdaq SmallCap Market.. The Company has until October 10, 2001 to satisfy the minimum stock price requirement. If, following the Reverse Stock Split, the per share price of the Company's common stock is above $1 for ten consecutive trading days, Nasdaq has stated that its Staff will determine if the Company complies with the rule. The Company believes that Nasdaq would then choose not to take delisting action on the basis of trading price of the Company's stock. The Board is seeking approval for the Reverse Stock Split partly as a means of increasing the share price of the Company's common stock at or above $1 per share in order to avoid further action by the Nasdaq SmallCap Market.

     If the stockholders do not approve the Reverse Stock Split proposal and the stock price does not otherwise increase to greater than $1 per share, for at least 10 consecutive trading days before October 10, 2001 the Company expects the common stock to be subject to a delisting action by Nasdaq. While the Company would be entitled to a hearing before Nasdaq would delist its common stock, it is unlikely that the hearing panel would be receptive to any plans that could not guarantee a $1 minimum bid price. The Reverse Stock Split is the most certain way to assist the stock price in reaching the minimum bid level required by Nasdaq, although effecting the Reverse Stock Split cannot guarantee that the Company will be in compliance with the minimum bid requirement for even for the minimum 10-day trading period required by Nasdaq. Furthermore, the Reverse Stock Split cannot guarantee the Company will be in compliance with either the market capitalization, net worth or stockholders' equity criteria required to maintain its Nasdaq SmallCap listing. Failure of the Reverse Stock Split, however, will effectively eliminate the Company's ability to seek remedies to any compliance deficiencies relative to other criteria.





     If the Company's common stock were delisted from the Nasdaq SmallCap Market, trading of its Common Stock would thereafter be conducted on the OTC Bulletin Board or the "pink sheets," maintained by the National Quotation Bureau. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's common stock. To relist shares of Common Stock on Nasdaq, the Company would be required to meet the initial listing requirements for either the Nasdaq SmallCap Market or the Nasdaq National Market , which are more stringent than the maintenance requirements.

     In addition, if the Company's common stock were delisted from the Nasdaq SmallCap Market and the price of the common stock were below $5 at such time, such stock would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. These additional sales practice restrictions will make trading in the Company's common stock more difficult and the market less efficient.

     Increased Availability of Authorized and Unreserved Shares for Future Financing and Other Purposes. As the Company announced in its press release of July 23, 2001, it has entered into a non-binding letter of intent with a newly-created investment entity that has expressed willingness to be the lead investor to participate in a possible $55.0 million financing in the Company. Although the letter of intent is only an expression of intent, and there is no assurance that the parties will consummate a transaction on the terms in the letter of intent or on any other terms, the letter of intent contemplates the issuance of newly-issued preferred stock that would convert, at the option of the investor, into either 12,000,000 shares (assuming the approval of this Reverse Stock Split; or 240,000,000 shares absent any reverse stock split) of the Company's common stock or a similar number of shares in the Company's subsidiary, iNetWorks Corporation. Even if the transaction is consummated, which cannot be guaranteed because significant conditions to closing have not been satisfied, no definitive agreements yet exist and due diligence continues, it is possible that the investor will never elect to convert into the Company's common stock. However, the Company must reserve sufficient shares to effect such conversion so that the shares are available if the investor so chooses. Based on the current number of shares outstanding and the shares currently reserved for issuance upon exercise of outstanding options and warrants and conversion of outstanding convertible preferred stock, the Company has only approximately 12,114,100 unreserved shares available for all purposes, including the proposed transaction. Therefore, it would be impossible to do the proposed transaction, or any other transaction of comparable scale under current market conditions, if the Reverse Stock Split is not approved by the stockholders, unless remedial action is later taken by the Company and the stockholders before consummation of the proposed transaction. Inasmuch as the proposed investor is continuing to conduct extensive due diligence, there are significant conditions to closing that and the parties have not executed and delivered definitive agreements documenting the proposed transactions, the Company cannot make any assurances that the proposed transaction will be consummated even if the Reverse Stock Split is approved. Approval of the Reverse Stock Split does not constitute approval of the proposed transaction, the terms of which would require approval in a subsequent stockholder vote.

     Potential Increased Investor Interest. On August 22, 2001, Irvine Sensors' common stock closed at $0.50 per share. In approving the Reverse Stock Split, the Board considered that its common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board believes that most investment funds are reluctant to invest in lower priced stocks.

     The Board further believes that a higher stock price could help the Company attract and retain employees and other service providers. The Board believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company's market capitalization. If the Reverse Stock Split successfully increases the per share price of the Company's common stock, the Board believes this increase will enhance its ability to attract and retain employees and service providers.

     Possible Nasdaq National Market or American Stock Exchange Listing. The Company's management also has been considering the benefits of moving to either the Nasdaq National Market or the American Stock Exchange. Among the requirements for Nasdaq National Market is a $5 minimum bid price for initial inclusion. The American Stock Exchange minimum price is $3. Management believes that there are a number of benefits that the Company could reap from the possible move from the SmallCap Market to the National Market or AMEX, and for that reason, the Board has proposed the 1-for-20 Reverse Stock Split, which would have the effect of increasing the stock price to over $10 per share, based on current stock trading prices. Management believes that being either a National Market or AMEX-listed company could increase analyst and media following of the Company. Moreover, because the National Market and AMEX both have more rigorous listing and maintenance standards, they are generally considered more prestigious markets and therefore are more likely to attract broader investor awareness and investment. Finally, a move to either Nasdaq National Market or AMEX brings the added benefit of making available state securities exemptions from registration and qualification requirements which would greatly facilitate any broad offering of the Company's securities, including, if it were proposed, a rights offering to the over 20,000 beneficial stockholders of the Company living in virtually every state of the United States.

     There are a number of requirements, in addition to the minimum bid requirement that the Company must satisfy in making its application to the National Market. Effective in July 2000, Nasdaq made some of those requirements more stringent. For example, Nasdaq will now require a $30,000,000 equity standard rather than the former $18,000,000 net tangible assets requirement as one of the alternative standards requirements. In addition, Nasdaq will now require that an already-publicly-traded company demonstrate that it has maintained a minimum bid price of $5 and a market capitalization of $75,000,000 for 90 consecutive days prior to applying to the Nasdaq National Market. AMEX requires a $15,000,000 value of the public float and a $4,000,000 stockholder's equity, in addition to the minimum bid price and various other considerations.

     Accordingly, even if the Reverse Stock Split is approved, there is no assurance that the Company will be able to meet the initial listing requirements for the Nasdaq National Market or AMEX. In addition to approving the Reverse Stock Split, the Company will need to complete the proposed transaction discussed above or a transaction of comparable scale, so there is no assurance that the Company will be able to apply to the National Market or AMEX for inclusion in the foreseeable future.

     The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Company's Common Stock; There Are Other Risks Associated with the Reverse Stock Split The Company cannot predict whether the Reverse Stock Split will increase the market price for the Company's common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

     . the market price per share of the Company's common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares outstanding before the Reverse Stock Split;

     . the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

     . the Reverse Stock Split will result in a per share price that will increase the Company's ability to attract and retain employees and other service providers;

     . the market price per share will either exceed or remain in excess of the $1 minimum bid price as required by the Nasdaq SmallCap Market or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on the SmallCap Market;

     . the market price per share will either exceed or remain in excess of the $5 minimum bid price for at least 90 consecutive days (or for any period of time) as required for initial inclusion on the Nasdaq National Market or that the Company will otherwise be able to satisfy the requirements for listing on the Nasdaq National Market, or similarly will be able to satisfy the $3 minimum bid price for inclusion on AMEX.

     The market price of the Company's common stock will also be based on the its performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Company's common stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split.

Principal Effects of the Reverse Stock Split

     Corporate Matters. The Reverse Stock Split would have the following effects on the number of shares of common stock outstanding:

     . each 20 shares of the Company's common stock owned by a stockholder will be become one share;

     . the number of shares of the Company's common stock issued and outstanding will be reduced from approximately sixty million shares to approximately three million shares;

     . all outstanding options and warrants entitling the holders thereof to purchase shares of the Company's common stock will be adjusted to enable such holders to purchase, upon exercise of their options or warrants, one-twentieth of the number of shares of common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Stock Split at an exercise price equal to twenty times the exercise price specified before the Reverse Stock Split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split; and

     . the number of shares reserved for issuance upon conversion of the outstanding convertible preferred stock will decrease to one-twentieth the number of shares currently contemplated and the conversion ratio will concurrently increase by a factor of twenty;

     . the number of shares reserved under the Company's option plans and stock bonus plan will decrease to one-twentieth of the number of shares currently included in such plans.

     The Reverse Stock Split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer shares than twenty shares. This, however, is not the purpose for which the Company is proposing to effect the Reverse Stock Split and the Company is not aware that it has any stockholders who hold so few shares that they will be cashed out. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

     Fractional Shares. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by twenty will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the last sale price (as adjusted to reflect the Reverse Stock Split) of our common stock, as reported in The Wall Street Journal, on the last trading day preceding the date of the amendment effecting the Reverse Stock Split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of the Company's common stock on such days or other prices determined by the Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

     Authorized Shares; Future Financings. Upon effectiveness of the Reverse Stock Split, the number of authorized shares of common stock that are not issued or outstanding will increase substantially because the proposed amendment will not reduce the number of authorized shares while it will reduce the number of outstanding shares by a factor of twenty. In other words, the number of authorized but unissued shares would increase from approximately 21,000,000 shares to approximately 77,000,000 shares. We will continue to have 420,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of the Company's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company's common stock. Our future capital needs will be highly dependent on our ability to control expenses on the parent and subsidiary level, manage the development efforts on the parent and subsidiary level, as well as the market's demand for our products and those of our subsidiaries. Thus, any projections of future cash needs and cash flows are subject to substantial uncertainty. If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail our existing operations. In addition, from time to time we may evaluate other methods of financing to meet our capital needs on terms that are attractive to us.

     Accounting Matters. The Reverse Stock Split will not affect the par value of the Company's common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to its common stock will be reduced by a factor of 20. In other words, stated capital will be reduced to one-twentieth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's common stock will be increased because there will be fewer shares of common stock outstanding.

     Potential Anti-Takeover Effect. The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board or contemplating a tender offer or other transaction for the combination of the Company with another company). However, the Reverse Stock Split proposal is not being proposed to facilitate implementing a poison pill in response to any effort of which we are aware to accumulate the Company's shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's Board and stockholders. Other than the Reverse Stock Split proposal, the Company's Board does not currently contemplate recommending the adoption of any other amendments to the Company's Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the Company's stockholders approve the Reverse Stock Split, the Company will file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time specified in the amendment, which will most likely be the date of the filing of the amendment and which we refer to as the "effective time." Beginning at the effective time, each certificate representing outstanding pre-Reverse Split Shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split Shares.

     As soon as practicable after the effective time, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent, Mellon Investor Services, LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing those shares in exchange for certificates representing post-reverse split (consolidated) shares in accordance with the procedures to be set forth in the letter of transmittal the Company will send to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse split shares.

     STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. Even if the stockholders approve the Reverse Stock Split, the Company reserves the right to not effect the Reverse Stock Split if in the Board's opinion it would not be in the best interests of the Company and its stockholders to effect such Reverse Stock Split.

No Dissenter's Rights

     Under the Delaware General Corporation Law, stockholders are not entitled to dissenter's rights with respect to the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse split shares were, and the post-reverse split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the Reverse Stock Split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse split shares for post-reverse split shares pursuant to the Reverse Stock Split. The aggregate tax basis of the post-reverse split shares received in the Reverse Stock Split (including any fraction of a post-reverse split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-reverse split shares as a result of the Reverse Stock Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the post-reverse split shares will include the period during which the stockholder held the pre-reverse split shares surrendered in the Reverse Stock Split.

     The Company's view regarding the tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

Vote Required; Recommendation of Board

     The affirmative vote of the holders of a majority of all outstanding shares entitled to vote on this proposal will be required for approval of the amendment.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE
                                         ---
CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT A ONE-FOR-TWENTY REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF IRVINE SENSORS' COMMON STOCK.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 31, 2001, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding classes of voting securities, (ii) each directors and director nominee, (iii) the executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of July 31, 2001, in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                   Amount and Nature of Beneficial Ownership

                                      Sole Voting          Shared Voting                 Percent
                         Title of    or Investment         or Investment    Aggregate      of
Name                      Class          Power                Power(1)        Amount      Class
----                     -------     -------------         -------------    ---------    -------
Bernhard Baumgartner     Common                -                    -              -          -

Mel R. Brashears         Common           75,000                    -         75,000          *

John C. Carson           Common          708,982 (2)(3)     2,492,572      3,531,104       5.97%
                         Preferred                            329,750        329,750     100.00%

Marc Dumont              Common          187,501 (4)                -        187,501          *

Maurice C. Inman         Common           10,000                    -         10,000          *

Thomas M. Kelly          Common                -                    -              -          -

                                          Sole Voting       Shared Voting                 Percent
                            Title of     or Investment      or Investment    Aggregate      of
Name                         Class           Power             Power(1)        Amount      Class
----                        --------     -------------      -------------    ---------    -------
Robert G. Richards          Common           49,200 (5)              -        49,200           *

Wolfgang Seidel             Common          558,667 (6)              -       558,667           *

Vincent F. Sollitto, Jr.    Common           59,000 (7)              -        59,000           *

John J. Stuart, Jr.         Common          347,812 (8)      2,492,372     3,169,934        5.36%
3001 Redhill Ave.,          Preferred                          329,750       329,750      100.00%
Costa Mesa, California

All directors and
executive officers          Common        1,996,162 (9)      2,492,372     4,818,284        8.14%
as a group (10 persons)     Preferred                          329,750       329,750      100.00%

* Less than 1%.

(1) Such shares of Common and Series B and Series C Preferred Stock are held by the Company's Stock Bonus Plan; the named individual shares the power to vote and dispose of such shares.
(2)  Includes 151,359 shares of common stock owned by Mr. Carson's wife.
(3) Includes 99,000 shares of common stock issuable upon exercise of outstanding options.
(4) Includes 104,651 shares issuable upon exercise of currently exercisable common stock options and warrants.
(5)  Includes 32,000 shares issuable upon exercise of outstanding options.
(6) Includes 321,667 shares issuable upon exercise of currently exercisable common stock options and warrants.
(7)  Includes 55,000 shares issuable upon exercise of outstanding options.
(8)  Includes 59,000 shares issuable upon exercise of outstanding options.
(9) Includes 671,318 shares issuable upon exercise of currently exercisable common stock options and warrants, which represents the sum of all such shares issuable upon exercise of currently exercisable options and warrants held by all executive officers and directors as a group.

                                 OTHER MATTERS

     The Company currently knows of no other matters to be submitted at the Special Meeting other than those described herein. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed Proxy card to vote the shares they represent in accordance with their respective best judgments.


                                        By Order of The Board of Directors


                                        John J. Stuart, Jr.
                                        Secretary


Costa Mesa, California
September 4, 2001

                                                                      APPENDIX A



                           PROPOSED AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                          IRVINE SENSORS CORPORATION



The first paragraph of Article IV of the Certificate of Incorporation is amended to read as follows:

     "The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as "Common Stock") and Preferred Stock (hereinafter referred to as "Preferred Stock"). The amount of capital stock of the corporation is 80,500,00, consisting of 500,000 shares of Preferred Stock, $0.01 par value, and 80,000,000 shares of Common Stock. $0.01 par value. Upon the amendment of this article to read as herein set forth, each twenty shares of Common Stock outstanding shall be combined and converted into one share of Common Stock. In lieu of fractional shares, the Company shall pay in cash the fair market value of any fractional shares based on the last sale price on the last trading day preceding the date of this amendment."

        This Proxy is Solicited on Behalf of the Board of Directors of
                          IRVINE SENSORS CORPORATION
                 SPECIAL MEETING OF STOCKHOLDERS-SEPTEMBER 24, 2001

    The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement each dated August 31, 2001 and hereby appoints Mel R. Brashears and Robert G. Richards, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, at the Special Meeting of Stockholders of Irvine Sensors Corporation (the "Company") to be held on September 24, 2001 at 2:00 p.m., California time, at the Country Inn & Suites by Ayres, 325 Bristol Street, Costa Mesa, California, and at any adjournment or adjournments thereof, and to vote all shares of Common and Preferred Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth:

--------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK      (Continued and to be signed on
COMMENT/BOX ON REVERSE SIDE               reverse side)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

This proxy will be voted as directed, or, if no      Please mark
contrary direction is indicated, will be voted       your votes as
FOR proposal 1.                                      indicated in   [X]
---                                                  this example
Additionally, the Company is granted discretionary authority to cumulate votes.

__________________  ____________________

                                           FOR    AGAINST    ABSTAIN

1. To amend the Company's Certificate of   [_]      [_]        [_]
   Incorporation to effect a reverse stock
   split of 1-for-20.

2. In their discretion, the Proxies are authorized to vote upon such other business as may promptly come before the meeting.



Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said Meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

I PLAN TO ATTEND MEETING                   [_]

I consent to future access of the Annual
Reports and Proxy Materials electroni-
cally via the internet. I understand that [_] the Company may no longer distribute printed materials to me for any future shareowner meeting until such consent is revoked. I understand that I may revoke my consent at any time.

   COMMENTS/ADDRESS CHANGE
 Please mark this box if you have          [_]
written comments/address change on
       the reverse side

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature_______________________ Signature_______________________ Dated_________
NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE